Digital Angel Corporation
Q1 2007 Earnings Call
May 7, 2007

Operator:
Greetings, ladies and gentlemen, and welcome to the Digital Angels first quarter 2007 financial results conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press * 0 on your telephone keypad. As a reminder this conference is being recorded. It is now my pleasure to introduce your host Mr. Mike Lucarelli, of Allen and Caron Investor Relations. Thank you, you may begin.

Mike Lucarelli – Investor Relations:
Good afternoon and welcome to Digital Angel Corporation’s 2007 results conference call. Before we start today’s call there are a couple of items I would like to cover. Many of you received a copy of the press release announcing the Company’s first quarter earnings results. It was released after the 4 p.m. eastern time close today. If you did not receive a copy of the press release you can find it in the Client section of our website at allencaron.com or you can call our office in New York at 212-691-8087 and we will e-mail it to you right away. It is also posted on Yahoo Finance. You can access a replay of the conference call until May 14th at replay number 877-660-6853 using replay passcodes both of which are required for playback. The first one is number 286 and conference ID number is 240327. That’s 240327. This call is being broadcast live over the internet at Precision IR’s webcast site at vcall.com, as well as on the company’s website which is digitalangelcorp.com. The internet replays will be available shortly following the call and will remain available for 90 days thereafter.

Additionally I’ve been asked to make the following statement. Information discussed during this conference call pursuant to the safe harbor revisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking due to a number of factors, including those outlined in the Company’s annual report on Form 10-K filed with the Securities Commission. The company assumes no responsibility to update forward-looking statements contained here in.

With us today from Digital Angel are Kevin McGrath, President and CEO, and Tom Hoyer, CFO. I would now like to turn the call over to Tom. Tom.

Thomas Hoyer:
Tom Hoyer – CFO:
Thank you, Michael and good afternoon, everybody. First I’m going to discuss the financials and Kevin will follow me with comments about the business. Let’s get started.

Revenue for the 2007 first quarter was $16 million, which is the highest quarterly revenues we’ve had in the history of our company and that compares to the 2006 first quarter revenue of $15.8 million. Our GPS and Radio Communications revenue increased about $1.4 million or 32.8% to $5.7 billion and that was partially offset by a decrease in our Animal Applications revenue up about $1.2 million. The increase in our GPS and Radio Communication revenue was due to increased revenue in our subsidiary Signature Industries of about $1.2 million and also at our subsidiary Outerlink Corporation of $200,000. The increase to Signature Industries relates to increased sales of Signature SARBE products of $600,000, an increase of sales in alarm products of $300,000 and an increase of sales in Signature’s Radio Hard Division of about $300,000. The increase in revenue at Outerlink Corporation is a result of the build-up of the South Carolina National Guard contract that we have to provide satellite based automatic filing system.

The decrease in Animal Applications revenue was due to several reasons. First, we experienced a decrease in electronic identification and visual product sales to livestock customers of around $800,000. Almost all that reduction was in the e-tag product lines. We believe that significant price increases for cattle feed for both hay and corn have caused our traditional customers to delay purchases of e-tag since they delay putting their cattle into feed lots so they can avoid the higher cost of fattening the cattle. You probably know but the higher hay costs are being driven by a drought and the higher corn costs are being driven by the sudden surge in demand for corn or ethanol products.

The second major factor in the revenue decline for Animal Applications was a $500,000 decrease in revenue related to our Fish and Wildlife business. And that was due to the fact that we had an engineering project for a large scale RFIB reader in first quarter of 2006 and we don’t have a similar project in 2007 in the first quarter.

The third big factor is that under our new agreement with Schering-Plough we’re no longer receiving a portion of the fees that they generate when customers sign up for their HomeAgain program. They’ve changed their program, as Kevin’s mentioned in the past, so they don’t have enrollment fees anymore. Our new agreement calls for a much higher volume of product to sold to Schering than in the past, but of course without the enrollment fees the higher volume will generate more gross profit dollars during the course of 2007 than the Schering business generated during in 2006. However in the first quarter we delivered only about 50,000 units to Schering than we did in the first quarter of last year, which was not enough to offset the absence of the enrollment fees during this quarter.

In first quarter of last year was by far the biggest quarter that we had with Schering. Now in 2007 we expect shipments to Schering to accelerate through the rest of the year and whereas last year they actually dropped off.

Now moving on to gross profit. Gross profit for the 2007 first quarter was $5.9 million, and that’s a decrease of approximately $900,000 from $6.8 million for the 2006 first quarter. As a percentage of revenue the gross profit margin decreased to 36.8% for the 2007 quarter from 42.8% for the 2006 quarter.

And I’ll take a minute here to talk about our segment gross profits. The GPS and Radio Communication segment gross profit of $2.9 million for the first quarter increased approximately $800,000 compared to $2.1 million in the first quarter of last year. Gross profit margin increased to 50.9% in 2007 first quarter compared to 49.2% in the first quarter of last year. The increase in gross profit margin relates to increased sales in the 2007 quarter and the increase in gross profit margin percentage as a percent of revenue is due primarily to lower material costs as a percentage of revenues at Signature Industries driven by mix of products sold in our search and rescue beacon business.

The Animal Applications segment gross profit of $3 million in the first quarter of this year decreased approximately $1.7 compared to the $4.7 million of profit in first quarter of last year. The decrease in gross profit margin relates to both a decrease in sales in the sales in the current period and a decrease in gross profit margin percentage of 29 – revenue, sorry as percentage of revenue to 29% from 40.4% in first quarter of last year. We attribute the decrease in the gross profit margin percentage to a decrease in the high-margin engineering services revenue related to that RFID reader project that I just mentioned.

A decrease in the average sales price for Pet products shipped in the United States due to the absence of enrollment fee this is year, also they I just mentioned; a higher material cost associated with fulfilling demand for pet product in the United States; warranty costs related to a shipment of v-tags to Canada which was a one-time event and has been fully reflected in our financials, we don’t expect any more issue with that; and increased overhead cost associated with the start-up of our molding machine operations at our St. Paul facility. These new molding machines should improve margins in the long term by reducing material, cost and direct labor. And we expect to begin seeing the positive effect of the machines on gross margin beginning in the second quarter of this year.

Let’s move on to selling, general and administrative expense. SG&A increased $1.6 million in the 2007 quarter compared to the 2006 quarter. As a percentage of revenue SG&A expense was 48.9% and 39.4% for the three months ended March 31, 2007 and 2006 respectively. The GPS and Radio Communication segment SG&A expense increased approximately $500,000 in the 2007 quarter to $2.8 million and that is due to SG&A expense and our subsidiary Signature Industries. The increase in SG&A was the result of incurring additional sales, legal and accounting expense. As a percentage of revenue SG&A expense decreased to 49.2% from 52.8% in that same period. The decrease in the SG&A expense as a percent of revenue is due to the fact that we had increase in sales during the current period.

The Animal Applications segment’s SG&A expense increased approximately $1 million in the 2007 quarter to $5 million compared to $4 million in first quarter of last year. The increase in SG&A expense is due primarily to legal expenses of approximately $800,000 related to the maintenance and protection of our intellectual property into our new debt financing. Other factors affecting the increase were $100,000 of stock-based compensation expense and increased SG&A expense of about $100,000 at our South American subsidiaries. As a percentage of revenue SG&A expense increased to 48.7% from 34.4% for the period. The increase in SG&A expense as a percentage of revenue was driven by both an increase in expenses and a decrease in sales in this period.

Research and development expense was $1.7 million in 2007 quarter, which is an increase of about $500,000 from $1.2 million in the first quarter of last year. As a percentage of revenue, research and development expense was 10.5% and 7.8% for the three months ended March 31, 2007/2006 respectively.

The GPS and Radio Communication segment’s research and development expense was approximately $1.1 million for the 2007 first quarter and that is an increase of about $700,000 compared to last year. The increase relates primarily to the continuing development of the 406.6 megahertz product family and the United States Air Force development contract, both of which we expect to benefit Signature search and rescue beacon business.

The Animal Applications segment’s research and development, decreased approximately $800,000 to in the first quarter of 2007 compared to a cost of — or expense of $800,000 in last year. The research and development expense primarily consists of new product development expense related our RFID microchips and the associated scanners for those chips.

Moving on to interest expense. Interest expense was $324,000 for the first quarter this year versus $95,000 for first quarter of the last year. The increase in interest expense related primarily to interest discount amortization and deferred debt cost amortization associated with our 10.25% senior secured debenture which we entered into in order complete our acquisition of McMurdo, which was completed in the first week of April.

While a topic of our 10.25% notes, I want to share with you that we breached two of our covenants at March 31. One of those breaches was essentially cured when we completed our purchase of McMurdo in the first week of April. It was originally scheduled to be completed during the first quarter. For the other we’ve amended a loan agreement to reset the covenant at a new level and we have also received waivers for both breaches for March 31st.

That brings us down to the net loss for the quarter. The net loss for 2007 first quarter was $3.5 million compared to a net loss of about $600,000 in the first quarter of last year. The increased net loss is primarily due to the lower e-tax sales, higher SG&A expense, increased legal expenses in our Animal Applications business and also an increase in R&D expense from our investments in U.S. Air Force development contracts in the 406.6 megahertz product family. We expect U.S. Air Force R&D expenses to largely diminish by the end of the third quarter but we cannot predict the trends in our legal costs related to litigation.

Looking at the remainder of 2007 we expect a flow of SARBE contacts to continue and we are optimistic that feed price issues will stabilize so that our e-tag business gets back on track. Furthermore our acquisition of McMurdo will boost our revenues in our GPS and radio business and provide consistency to our revenue base in that business.

Now over to Kevin.

Kevin McGrath – President and CEO:
Thank you, Tom. Good afternoon and thank you all for participating in today’s call.

I am happy to report this is our best quarter ever for revenue which totaled $16 million. Over the last year we have made significant investments in many areas that have positioned us for strong revenue growth over the next three quarters, and more importantly profitability by the fourth quarter of this year. These investments have cost us at the profitability level in the first quarter, but we are now poised for significant growth and improved earnings through year end. As a result we are increasing our 2007 revenue guidance to a range of $76 to $80 million, a target with which we are very comfortable. These investments are led by our acquisition of McMurdo at the beginning of April. The McMurdo acquisition is expected to add at least $8 to $9 million in revenue for the remainder of the year. We also believe McMurdo’s steady stream of business and revenues will generate more predictable profits in the search and rescue beacon business going forward. The addition of McMurdo’s network for approximately 60 outlets will make us a world leader in the broader search and rescue beacon market, including the commercial, recreational maritime and aviation markets rather than just a leader in the tender driven military market.

In addition to revenue growth we have a plan in place to improve margins at McMurdo in the near term. Currently McMurdo buys circuit boards, antennas and batteries used in their location beacons. However, by utilizing our established manufacturing capabilities at our Signature Industry’s operation in the U.K. we will manufacture most of these components and expect to have a more profitable product. By year end we expect to begin seeing those cost savings as we bring manufacturing in-house, as well in savings in general and administrative expense. The business looks better than we originally forecast in both sales and profit.

Another significant area of investments is our new contract with Schering-Plough. Schering’s new business model, in which they have invested significantly has resulted in increased unit sales year to date, a trend which will continue throughout the year. In fact we expect orders for more than 4 million PET chips by year-end. This is more than twice the amount of PET chips we sold last year. As we ramped up our microchip production for Schering by building new product lines we experienced additional expenses, but we believe as our production output meets their demand these unusual expenses will be minimized in future quarters.

Now turning to our SARBE business we won more than $4.5 million in search and rescue beacon orders in the quarter. Most of the revenue from those contracts will begin to appear in the third and fourth quarters, highlighted by the Swedish Air Force anti- money contracts. We made a decision last year to develop a new small powerful search rescue family beacon. The cost of that development was going to be $2.5 million, most of which is behind us. That development has allowed us to win $900,000 in contracts from the U.S. Air Force thus far for developing a replacement for the URT 33 search and rescue beacon. We expect the air force will award $20 million in production contracts over the next several years and we hope to be a major recipients of those awards. This investment has given us access to the United States Air Force, but also gives us access to the broader U.S. military market, the largest in the world.

Our commitment to defend our intellectual property is evidence by our patent infringement case against Datamars, who we assert has infringed our implantable microchip patent. The case should finally go to trial in the third quarter. It is critical that we maintain our IP position as we continue to be a leading supplier of PET microchips throughout the world.

As you know we have suffered book losses from our Outerlink unit since its acquisition. Subsequent to the quarter we reached an agreement to sell Outerlink to a group of investors including the management team of Outerlink for $1 million. This allows us to focus on our core businesses and raises cash that we can use to grow the business.

This is a very exciting time for Digital Angel. We have made the necessary investments to grown our business for the future. These investments will not only increase the top line, but more importantly reinforce our market position to bring us to profit by the end of the year.

One final issue, as to the work of the committee of the independent directors of Digital Angel regarding a possible strategic transaction with our parent company, Applied Digital. Conversations continue between the boards. No transaction has yet been agreed to, however, we continue to believe that an appropriately structured transaction could be good for all shareholders. Thank you for your time. I will now open the call for questions.

Operator:
Thank you. Ladies and gentlemen, we will now be conducting a question-and-answer session. If you would like to ask a question please press * 1 on your telephone keypad.
A confirmation tone will indicate your line is in the question queue. You may press * 2 to remove your question from the queue. As a reminder, for participants using speaker equipment it may be necessary to pick up your handset before pressing the * key.

Our first question comes from the line of David Thurmon with Kessler Vermont. Please proceed with your question.

<Q>: Good afternoon, guys. How are you?

<A>: Good. How you doing? Hi, David.

<Q>: I was wondering if you could talk a little bit more about the pricing and margins in the RFID segment and what is going on there and maybe a little bit more flavor on what you expect to see the remainder of the year.

<A>: Well, actually I guess a couple things going on. We had in the RFID segment, particularly with regard to PETs, the actual price that we sell the products to Schering-Plough at are the same as we historically have sold that. We are just missing the margin that was associated with the registration system, which is material in the quarter. It has had material impact. In addition, I would say with regard to the EID products, the livestock electronic products. The margin itself on a percentage basis is probably not down, but what we’ve seen is significantly lower sales because of the impact of the grain prices and the corn prices and the fact that the farmers just haven’t sent their cattle to the feed lots. So it is really a mix issue that has driven on the livestock side the margins down somewhat. On top of that there is an impact that is not huge but nevertheless there by virtue of the fact we are really in start-up mode in the first quarter of 2007 with regard to our new molding line. I would say by the end of the first quarter for all intents and purposes all of the visual tag molds that we produce, the tags that we produce in any large number have been brought in-house. So as Tom indicated I would expect the second quarter is already going to start to show some rather significant increases. I would tell you that the on these molds that the range of margin increases range from probably 20% on the low end to 50% on the high end. The actual margin improvements and improvements will be dependent to some extent on mix. But we’re really talking about significant cost improvements.

<Q>: Okay. Well, I guess just focusing a little bit more on the livestock in in terms of pricing out there and trying to see the impact from whether in timing of cattle shipments can you comment at all on kind of broader price outlook for ’07 to ’06 (inaudible) need for?

<A>: I can do that. If you look for the, if you will, research out there, relating to cattle futures, it would suggest to you that we should see a rebound in the number of cattle moving into the feed lot system later in the year. I don’t think any of us feel comfortable saying that that absolutely is going to happen. But nevertheless we’re focusing our activities on bringing down our cost associated with everything we do, including the e-tags. We’re certainly going to be ready if that rebound occurs.

<Q>: Okay. I guess final question before I get back in the queue. I’m try tog square away my earnings model in conjunction with your revenue guidance and the cost structure and you’re talking about profitable by the end of the year. Maybe you can shed a little bit of light on what you think the run rate perhaps is going to be on the expense structure and gross margin line assuming you are going to get $20 million in quarterly sales by Q4. Just try tog get a sense on that basis how you get to being profitable, what’s the variance we are not seeing right now?

<A>: Well, one thing that I think that Tom did indicate, the profit margin on the search and rescue peak in products is generally among the highest profit margins in terms – percentage terms of any of the products that we have we’re forecasting significant growth in that area. So that’s number one a contributor. Number two, we have the contribution of the improvements in the cost structure of the visual tags. Number three, we believe we will have worked through the – let’s call it production challenges, on the Schering and Plough production contract. What we probably didn’t spend a lot of time talking about is some of the kind of cost increases we’ve seen – in order to meet Schering’s demand we have had to air ship product from Spain to the United States, from the United States to China and back to the United States and that’s probably cost us $200,000 in the quarter. We expect by the June time period to be returning to our normal maritime shipment of the products and we expect again, you know, that will start to improve the margins also there, as well as having substantial production in the second, third and fourth quarter above that in the first quarter in relation to Schering and Plough.

<Q>: Got cha, one final question if I might. On the balance sheet looks like you got back in the covenant, I’m just wondering if you could just kind of run through anything we should know about the future of Q3 if you are close to covenant again and moving out of them or do you think that you kind of at run rates you are projecting will remain in covenant for the full year?

<A>: I think it is hard for us to predict at this stage. I think it is fair to say that we always knew the second and third quarters were going to be tight for us. And, you know, the fortunate thing is that the folks at primary financers of our debt Emporium Partners have been good people to work with and you know we’re going to continue to work with them to make certain that, you know, we stay within the covenants of them.

<Q>: Okay. I appreciate it. Thank you.

Operator:
Thank you. Our next question comes from the line of Michael French with Kaufman Brothers. Please proceed with your question.

<A>: Hi, Mike.

<Q>: Hi, Kevin. Good afternoon, everyone. Congratulations on a strong top-line performance there, especially given the $800,000 sting associated with the cattle issue. The first question on that, is this – I would assume this is something that is just going to shift to the right because these cattle are going to have to go to the feed lot, otherwise they are worthless to the owners.

<A>: Yeah, that is what people are predicting. They also are predicting if you read any of the forecastes that because of this ethanol issue, everybody and his brother is raising corn for ethanol production and they actually expect that by the third quarter corn prices will be down significantly. Now I don’t think they will be down to, you know, the price has gone up 85 to 100%. I don’t think they will be down that much. But I think it is very likely that they will be down. And you are right, our belief is that they will be a shift to the right. Our livestock folks are actually fairly optimistic about the performance in the second quarter.

<Q>: So you think that will all move to the second quarter?

<A>: No, I think you’ll see, you know, typically the fourth quarter is a very strong quarter for us. I think some of it will shift into the second quarter. I think the third quarter will be our typical third quarter and then the phenomenon we expect to happen, we will have a very strong fourth quarter.

<Q>: Okay. Moving on, let’s just talk about Outerlink for a second. How did you come up with a million dollars for the price? How did you value this?

<A>: Well, a lot of different things. First of all, as you probably know, they cost us about 2 million a year in profit and they’ve cost us million and-a-half in cash. And you know as we sat there and thought about the business strategically our conclusion was that we could not afford them and we looked at the potential buyers and we concluded that a million dollars was a fair price as long as the transaction occurred very quickly so we refocus our efforts, take the cash and refocus it back into the rest of our business. So that is part of the reason for that. I would say also that the – it is up till May 21st there is a fiduciary out if somebody shows up and says to us, you know, I’m sorry, it is through the deal that if someone shows up and says they want to offer us more money for the business then our Board has fiduciary obligation to consider that. We think the million dollars is a fair price.

<Q>: Um, in terms of your guidance for the year did you discount, you know, what would have come out of Outerlink?

<A>: Well, remember – yes, we did. I mean, we obviously we have taken that into consideration, yes.

<Q>: What was the run rate last year for Outerlink?

<A>: You mean in terms of loss?

<Q>: No, just the revenue for the whole year for last year?

<A>: About (inaudible) –

<A>: About 2 and-a-half to 3 million dollars. Remember one of the problems with the model for this business, as you may recall, is we recognize the revenue here on a deferred basis. When we sell hardware it’s amortized over a period associated with the life of the contracts. When I joined Digital Angel that was the amortize of contracts was considered to be approximately 34 months. And last year it was 44 months. And this year it’s 52 months or so. And so as we keep winning contracts the revenue and the margin keeps getting spread out over longer and longer times, simply because customers never seem to leave. And, you know, frankly speaking even though you could see one day when this would be a net contributor to the business by the time we explain it to people they would have said why are you doing this. So we think it is the right thing to do and the management team is very excited by the prospect of managing their destiny on their own and we’re delighted for them.

<Q>: Okay. Do you expect to pay taxes on this event?

<A>: No.

<Q>: Okay. How about a tax benefit?

<A>: Well, we’ve got tax loss carried-forwards so we should be able to cover it. The tax benefit will come from not paying taxes.

<A>: We don’t plan on incurring a loss on selling Outerlink. We should not.

<Q>: Or a gain?

<A>: We expect to get a gain.

<Q>: So then you have to pay tax on that, right?

<A>: Not with the tax loss carried forwards.

<Q>: It will come off NOL then?

<A>: Right. We have very large NOL.

<Q>: Might not be a cash, but nevertheless –

<A>: Right. Right. It’s a – there’s a positive taxable capital gain offset by the NOL.

<Q>: Right. So what is the gain?

<A>: A little bit uncertain now, but probably somewhere between half a million and three quarters of a million dollars.

<Q>: Okay. Maybe that is not so bad.

<A>: No.

<Q>: I mean the price seems low, but considering what you paid for it. It is not that bad. I had a couple questions on McMurdoo here just in terms of integration. If you could just go into detail on terms of how your plans are for moving everybody, keeping everybody motivated and producing and you know what you think some of the potential obstacles are that you are preparing for and how you are seeking to avoid this?

<A>: Okay. Let’s start back on where are the savings, the big savings we expect in 2007? They’re from producing circuit boards, antennas and batteries internally that were being produced externally. That is the first thing. There are potentially some good benefits from integrating the operation, but I would say this, if as we have discussed in the past on these calls, we have a significant amount of normal SARBE related revenue we expect to arise in the third and fourth quarters. And I think the Signature team is looking at this very carefully to make certain that they don’t start any integration exercise in the middle of ramping up to two and three times the amount of volume on the SARBE side and disrupt those contracts. So I think they haven’t fully made up their mind as to the timing or the specifics of the integration. I just like to say I was actually at McMurdo two weeks ago. It is a great team. It’s a small team, but it’s a great team and they are doing a terrific job. And we are delighted to have them as part of the team. They are a perfect fit for our business and really allow the search and rescue beacon business to be a real standalone entity now that can survive the ravages of the ups and downs of military tender.

<Q>: Okay. Thank you and good luck.

<A>: Thank you, Mike.

Operator:
Thank you. Our next question comes from the line of Patrick Slaven with Slaven, Blake and Company. Please proceed with your question.

<A>: Hi, Patrick, how are you?

<Q>: Hi, Kevin, how are you?

<A>: I’m good. Nice to talk to you.

<Q>: Can you give us a pathway from 8 cent loss now to profitability in the fourth quarter? Where do you see the operational opportunities to provide profitability?

<A>: Okay. Actually, there they’re actually fairly much. – (static) Hello.

<Q>: Yes.

<A>: Sorry there was a huge flash of static on the line.

<Q>: Really?

<A>: Yeah. First of all, let’s talk about some of the things that contributed to the first quarter that we would argue we should not see recur. The significant amount of money that was spent in the first quarter on the development of our new radio line. We actually expect that that piece of the business – there’s more development money to be spent in the second quarter but then we should be finished, but that’s offset by development revenue from the Air Force. So we actually think that that will be not a net contributor to the loss, but actually an improvement. We expect significant improvements with regard to the implantable microchips, both from the reduction of some underlying costs in the construction of the product to – let’s say the minimization of the ravages of ramping up from the production levels we were at to much higher production levels and we expect that to start to occur in the second quarter.

We have had probably our highest quarter ever for legal expenses associated with the Datamars suit. Although those expenses aren’t going to be minimal in the second quarter I would expect they should be less, certainly less than they were in the first quarter . By the way, as I have said in the past, it is our expectation that we will win this suit against Datamars and Banfield and Crystal Imports and the likely scenario then is that we will be compensated for the infringement but that is probably not something we will know about until we get to the end of the year, beginning of next year.

The McMurdo itself, we expect to start to make a contribution to the bottom line even in the second quarter. Which we view as significant. Tom, anything else I’ve left out?

<A>: The – in terms of production of our e-tags you know once that business starts picking up the molding machines, the impact to the molding machines instead of buying product outside and paying that price we’ll have molding machines not very labor intensive, very efficient machines producing that product for us, pretty significant savings to a lot lower material cost, little lower direct layer cost related to that.

<A>: Patrick, bottom line, what we think you will see is significant improve our bottom line in the second quarter and then again in the third quarter and a major improvement in the fourth quarter as the production of some of these large SARBE contract that is we’ve won, Sweden and Almont in particular start to come into fruition.

<A>: Then the last two items, Patrick, are more top-line items which Schering Plough we expect to accelerate through the year, not decelerate as it did last year and that will bring obviously more gross profit through the business and finally the Signature, the SARBE business we expect to ramp up in the back end with additional contracts as we go through the force of the year will bring more volume there and more gross profit there, as well.

<Q>: Okay. So you expect to see sequential improvement?

<A>: Yes, you will see sequential improvement in both the margin rates and the top line.

<Q>: Okay.

<A>: And you won’t have to wait until the third quarter and fourth quarters to see that.

<Q>: And then the final question is can you give us a heads up on when you expect the strategic alternative discussions to arrive at something?

<A>: Well, you know, this is actually an activity that is really being held by the, you know, independent directors. I know that they are – it is an important topic for both Boards. You know it’s just hard for me to predict when they – when and if they will come to a conclusion on the issue.

<Q>: Okay. But this has been a long-standing affair. I mean, could this still be a long-standing affair a year from now?

<A>: Of course it could be, but I don’t think it will be. Okay. Thank you.

<A>: Thank you, Patrick.

Operator:
Thank you. Once again, ladies and gentlemen, if you’d like to ask a question you may press * 1 on your telephone key pad. As a reminder if you are using speaker phone it may be necessary to pick up the hand set before pressing the * keys.

Our final question comes from the line of Richard Malinski. Please proceed with your question.

<A>: Hi, Richard, how are you?

<Q>: Hey, good, Kevin, how you doing?

<A>: Good.

<Q>: Congratulations, by the way.

<A>: Thank you.

<Q>: Sounds like you up trend. I just had a couple quick questions. With the money that (inaudible) ship rate, I don’t know if I heard this part of the conversation or not, have you seen anything dramatic coming your way from the money they received for orders that you are getting at all?

<A>: No, we haven’t, I think their real focus is to get major acceptance by certain markets all related and other things. And I still see that as something that is probably the next year issue rather than a this year issue.

<Q>: Okay.

<A>: I would say maybe people view this as a negative, but we have not included any significant sales in our forecast for 2007 and we still have a nice increase.

<Q>: Okay. And the million dollars that you’ll receive plus the debt that you have on file, I mean that you have in the bank, do you feel, you feel comfortable enough there won’t have to be an equity raise in the next six to nine months at this point in time?

<A>: No, I guess I would frame it this way. We know we’ve got some cash needs over the course of the next three to four to five months. Our Board will probably sit there and consider what the right thing for us to do is, whether it’s debt, equity or what-not. We obviously are very sensitive to the fact that the stock price is low. At the same time, we’re also sensitive to the fact that what we should be doing with our time is focusing our efforts on improving the performance at an operating level of the business.

<Q>: Absolutely.

<A>: And if we spend all our time worried about day-to-day cash we probably won’t be doing that.

<Q>: Right.

<A>: But we continue to be very sensitive about the equity issue.

<Q>: Now with the stock trading pretty close to the lowest it has traded at in a long time do you anticipate any Board members or members of the management team to contact you and said after the numbers come out we would probably like to buy stock. Have you gotten anyone coming to you at this point in time saying that?

<A>: No, the only one that has indicated they would do that is me.

<Q>: Okay.

<A>: And I’ve indicated that to various people that I would do that when I am – what’s the proper word – when I am free from insider knowledge that I have.

<Q>: Okay.

<A>: That would be viewed, that would be unfortunately that is one of those orina where the judgment is you are always wrong. If the stock price goes up, so I’m trying to be very careful about it.

<Q>: And last thing on the diabetic side, I know that year or two years down the road, can you give me a quick update for people listening?

<A>: Sure. We’ve actually formed a committee and we’re going to make an announcement about the committee in a while in a relatively short period of time to really explain to people what we’re doing. Our goal is sometime in the Spring of 2008 to have a prototype that can be used in some form of trial. Probably an animal trial. It is – we have the potential of a glucose sensor as being one of the most important things in the business. Now we are also sensitive to the fact that development activities cost money and we’re very sensitive to that right now so we’re trying to figure out our way through this in a careful way. You know recognize what we believe we have is you know clearly one of the world’s best communications devices that you can put inside the body, which is our implantable microchip.

<Q>: Right.

<A>: So the challenge is to get the right sensor to go with that.

<Q>: Absolutely. I got to believe that the medical company that is want to take that – I would hope that would want to take the expense of moving ahead and you get royalties, I don’t know if you would want that, but –

<A>: We just frankly want to figure out a good path to go forward.

<Q>: I greatly do appreciate the time.

<A>: Thank you, Richard.

<Q>: Thank you very much.

Operator:
Thank you. Ladies and gentlemen at this time there are no further questions. Mr. McGrath, do you have any closing comment

>> Yes, thank you, Jen. Thank you all for participating. Again, let me emphasize I’m pleased with the top line. Obviously I’ve got concerned about the bottom line. But I’m very pleased with the top line. We demonstrated top line growth when some of those business that is we have been relying on in the path for growth actually were down. And so we think that says good things about the future. We’re very excited about the McMurdo business. As I say, it looks to be a consistently better business than we believed when we first made the offer to buy it. And importantly as I emphasize the 4.5 million in new orders in the first quarter relating to the traditional SARBE business is really a very important thing for us and most of the revenue starting to come in in the third or fourth quarter. So again thank you very much. I look forward talking to you at next quarter’s call and I believe you will see a nice growth in the second quarter revenue. Thank you.

Operator:
This concludes today’s conference. Thank you for your participation. You may disconnect your lines at this time.